UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

American Woodmark Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-14798	54-1138147
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3102 Shawnee Drive, Winchester, Virginia		22601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (540) 665-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

American Woodmark Corporation

ITEM 5.02                 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the previously announced resignation of Jonathan H. Wolk, the Company’s Senior Vice President and Chief Financial Officer, the Company and Mr. Wolk entered into a Separation Agreement and Release (the “Agreement”) on August 9, 2013. Under the Agreement, the Company has agreed to accelerate the vesting of a pro-rata number of the unvested restricted stock units (“RSUs”) held by Mr. Wolk as of August 9, 2013, his termination date, and Mr. Wolk has agreed to provide the Company and its affiliates with a general release of claims.

The pro-rata vesting calculation is based on the number of days of Mr. Wolk’s service during the three-year vesting period applicable to each RSU award. An additional 7,692 RSUs will be vested pursuant to the Agreement, with a total market value (based on the Company’s closing share price on August 9, 2013) of $250,144.

The Agreement will become effective on August 17, 2013, unless revoked by Mr. Wolk before that date. The additional vested RSUs (subject to nonrevocation of the Agreement by Mr. Wolk) will be converted into shares of the Company’s common stock, which will be issued to Mr. Wolk, less applicable withholding taxes, on or about February 9, 2014, pursuant to their terms.

The Agreement also confirms the other amounts to which Mr. Wolk is entitled in connection with his termination of employment under his employment agreement with the Company and Mr. Wolk’s continuing obligations under that agreement.

A copy of the Agreement is filed as Exhibit 10.1 to this report and is incorporated by reference in response to this Item.

ITEM 9.01            FINANCIAL STATEMENTS AND EXHIBITS

 (d)            Exhibits

Exhibit 10.1.       Separation Agreement and Release, dated August 9, 2013, between the Company and Jonathan H. Wolk

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN WOODMARK CORPORATION

(Registrant)

/s/ KENT B. GUICHARD

Kent B. Guichard
Chairman & Chief Executive Officer

Date: August 15, 2013